Exhibit 23.04

                   CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

As certified public accountants, we hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated November 10, 1994 on the financial statements of Moran Research Labs as of and for the year ended December 31, 1993 which are included in Corning Form 8-KA filed on December 12, 1994 which is incorporated into this Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Leverone & Company
Leverone & Company

Billerica, Massachusetts
December 12, 1994


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                                                               December 14, 1994


To the Board of Directors of
 Corning Incorporated

Dear Sirs:

As General Counsel for Corning Incorporated (the "Company"), I have participated in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission with respect to 5,960,970 shares of the Company's Common Stock, $.50 par value (the "Common Stock"), issued in October, 1994 to the shareholders of Moran Research Labs, a Massachusetts business trust doing business as Bioran Medical Laboratory ("Bioran"), pursuant to the terms of the Acquisition Agreement and Plan of Reorganization dated as September 8, 1994 between the Company, Bioran, S. A. Fennell Limited Partnership and the shareholders of Bioran and 227,181 shares of the Common Stock issued in December, 1994 to the shareholders of Medical Reference Laboratories, Inc., a Montana corporation ("MRL"), pursuant to the terms of the Acquisition Agreement dated as of December 1, 1994 between the Company, MRL NuCor, Inc., MRL and the shareholders of MRL (such agreements collectively referred to as the "Agreements").

In this capacity, I have examined signed copies of the Registration Statement to be filed with the Commission today. I have also examined the originals, or copies identified to my satisfaction, of such corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon the foregoing and having regard for such legal considerations that I deem relevant, I am of the opinion that:

  1. The Company has been duly incorporated and is validly existing under the laws of the State of New York;

  2. The execution and delivery on behalf of the Company of the Agreements has been duly authorized by all proper corporate proceedings of the Company and the Agreements constitute legal, valid and binding instruments of the Company; and

  3. The 6,188,151 shares of Common Stock of the Company issued pursuant to the terms of the Agreements are validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in "Legal Opinions" in the related prospectus.


Very truly yours,
/s/ William C. Ughetta